Exhibit 23.3

7915 FM 1960 W Suite 220 Houston, TX 77070 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Dmint, Inc. (File No. 333-282740) or our report dated May 6, 2025, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Dmint, Inc. as of December 31, 2024 and for the year then ended, included in this Registration Statement on Form S-1 for the year ended December 31, 2024.

/s/ RBSM LLP

RBSM LLP

Houston, Texas

January 15, 2026

PCAOB ID No. 587